As filed with the Securities and Exchange Commission on September 13, 2004
                                                     Registration No. 333-117529
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                 AMENDMENT NO 1.
                                       TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                       B.O.S BETTER ONLINE SOLUTIONS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   ISRAEL                                      NOT APPLICABLE

(STATE OR OTHER JURISDICTION OF INCORPORATION                 (I.R.S. EMPLOYER
              OR ORGANIZATION)                               IDENTIFICATION NO.)

                            Beit Rabin, 100 BOS Road
                            Teradyon Industrial Park,
                              Misgav, 20179, Israel
                                (+972) 4-990-7500
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                           Corporation Service Company
                     1133 Avenue of the Americas, Suite 3100
                               New York, NY 10036
                               Tel: (212) 299-9100
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ------------------
                                   Copies To:

  BRIAN BRODRICK, ESQ.                        SHLOMO LANDRESS, ADV.
   PHILLIPS NIZER LLP            AMIT, POLLAK, MATALON & BEN-NAFTALI, EREZ & CO.
    666 FIFTH AVENUE                   NYP TOWER, 17 YITZHAK SADEH STREET
NEW YORK, NEW YORK 10103                     TEL AVIV 67775, ISRAEL
    (212) 841-0700                              972-3-561-5268

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

================================================================================

                 SUBJECT TO COMPLETION, DATED September 13, 2004
PROSPECTUS

                       B.O.S BETTER ONLINE SOLUTIONS LTD.

                         UP TO 1,190,228 ORDINARY SHARES
                               ------------------


The selling shareholders identified in this prospectus, may offer to sell up to an aggregate of 1,190,228 of our ordinary shares, consisting of the following:

     o 357,143 ordinary shares that were issued to two selling shareholders in a private placement completed on December 14, 2003. The ordinary shares were issued at a price per share of $2.80. As part of the transaction, BOS agreed to grant to the selling shareholders certain incidental registration rights,

     o Up to 833,085 ordinary shares issuable upon the conversion of a convertible note due June 10, 2007 and upon the exercise of a warrant, both of which were issued by BOS to the a selling shareholder in a private placement transaction on June 10, 2004 and shares that may be issued in lieu of cash interest payments on the convertible note.

BOS is filing the registration statement of which this prospectus is a part at this time primarily to fulfill a contractual obligation to do so, which the company undertook at the time of the sale of the convertible note and warrant.

Our ordinary shares are traded on the Nasdaq National Market, or NMS, under the symbol "BOSC" and on the Tel-Aviv Stock Exchange under the symbol "BOSC". On September 10, 2004, the last reported sale price of our ordinary shares on the NMS was $1.79 per share. You are urged to obtain current market quotations for the ordinary shares.

We will not receive any of the proceeds from the sale of these ordinary shares other than the exercise price payable to us upon the exercise of the warrants held by a certain selling shareholder. We have agreed to bear all of the expenses in connection with the registration and sale of these ordinary shares other than underwriting discounts and sales commissions.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you decide to invest in our ordinary shares.


     INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR ORDINARY SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ------------------

                  The date of this prospectus is ________, 2004

                                TABLE OF CONTENTS


                ITEM                                 PAGE
                ----                                 ----
Prospectus Summary                                     3
Risk Factors                                           4
Forward-Looking Statements                            12
Use of Proceeds                                       12
Selling Shareholders                                  12
Plan of Distribution                                  13
Validity of Securities                                15
Experts                                               15
Where You Can Find More Information                   16
Incorporation of Certain Documents by Reference       16
Enforceability of Civil Liabilities                   17



     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the selling shareholders may offer up to a total of 1,190,228 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled "Plan of Distribution."

     This prospectus does not contain all of the information set forth in the registration statement, certain parts sole of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our ordinary shares. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ordinary shares.


     Unless the context otherwise requires, all references in this prospectus to "BOS," "we," "our," "our company," "us" and the "Company" refer to BOS Better Online Solutions Ltd. and its consolidated subsidiaries.

     All references in this prospectus to "ordinary shares" refer to our ordinary shares, par value NIS 4.00 per share.

     All references in this prospectus to "dollars" or "$" are to United States dollars.

     All references in this prospectus to "shekels" or "NIS" are to New Israeli Shekels.


THE COMPANY

We were incorporated in Israel in 1990 and are subject to the Israel Companies Law 1999 - 5759. Our headquarters and manufacturing facilities are located at 100 Bos Road, Teradyon Industrial Zone, Misgav 20179 Israel. Our telephone number is 972-4-990-7555. Our website address is www.boscorporate.com. The information contained on, or linked from, our website is not a part of this prospectus.

BOS develops, manufactures and markets multi-purpose communications and network products for companies and organizations. We operate in three main business product lines: Connectivity, Software Utilities and Communications Solutions. We create innovative and powerful solutions for seamless integration of personal computers and Local Area Networks into the midrange host environment. We also design, integrate, test, market and support superior products that provide efficient solutions to personnel connecting personal computers to IBM midrange hosts. These connectivity products account for a majority of our sales. Under software utilities, we offer innovative and powerful solutions for document design, distribution and management solutions for a wide range of operating systems, including mainframe and UNIX. Our communication solutions include a series of intelligent and highly versatile VoIP communication products designed for the corporate market. We sell and support our products worldwide through distributors, and value-added resellers.



THE OFFERING

This prospectus relates to 1,190,228 ordinary shares that may be offered for sale by the selling shareholders, as follows:

     o A total of 357,143 ordinary shares were issued to two selling shareholders in a private placement completed on December 14, 2003. The ordinary shares were issued at a price per share of $2.80. BOS granted to such selling shareholders incidental registration rights.

     o Up to 833,085 ordinary shares are issuable upon the conversion of a convertible note due June 10, 2007 and upon the exercise of warrants, both of which were issued by BOS to a certain selling shareholder in a private placement transaction on June 10, 2004 and shares that may be issued in lieu of cash interest payments on the convertible note. The convertible note has an aggregate principal amount of $2.0 million and a conversion price of $3.08 per share. The principal amount of the note is repayable in monthly installments commencing as of October 1, 2004, in the initial amount of $20,000 eventually increasing to $73,600, and may be paid in cash or, under certain conditions described below, in ordinary shares.

          The note conversion price is subject to proportional adjustment in the event of stock spits, combinations, subdivisions of the ordinary shares or if dividend is paid on the ordinary shares in ordinary shares. In addition, if BOS issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will adjusted to a lower price based on a weighted average formula.


          The convertible note bears interest at a fluctuating interest rate equal at all times to the prime rate plus 3%, subject to reduction in any particular month, if the average closing price of our ordinary shares for any five consecutive trading days during the fifteen days immediately prior to the last business day of the previous month, exceeded the conversion price by at least 25%. The interest reduction rate is 100 basis points (1.0%) for each incremental twenty five percent increase, or 200 basis points (2.0%) for such increase, if the ordinary shares shall have already been, at that time, registered pursuant to an effective registration statement.

          All or a portion of the monthly required payments on the convertible note (comprised of principal amortization and interest) shall be made in the form of ordinary shares, if the market price of the ordinary shares at the time of payment is at least 10% greater than the conversion price per ordinary share. The note is secured by a first priority floating charge on all of our company's assets and by a first priority fixed charge on all of our company's right, title and interest in our wholly-owned subsidiary, BOScom Ltd.

          The warrants are exercisable at $4.04 per share. The warrant may be exercised in whole or in part, and payment of the exercise price may be made either in cash or in a "cashless" exercise (or in a combination of both methods). The warrant exercise price is also subject to proportional adjustment in the event of combinations, subdivisions of the ordinary shares or if dividend is paid on the ordinary shares in ordinary shares.

BOS is filing the registration statement of which this prospectus is a part at this time primarily to fulfill its contractual obligation to do so. Registration of the ordinary shares does not necessarily mean that all or any portion of such ordinary shares will be offered for sale by the selling shareholders.



                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND ALL THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION REGARDING OUR ORDINARY SHARES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY RISKS FACING OUR COMPANY. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR ORDINARY SHARES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS.


OUR SALES IN THE US DEPEND ON ONE MASTER DISTRIBUTOR. IN THE EVENT THAT WE ENCOUNTER PROBLEMS WORKING WITH THE MASTER DISTRIBUTOR, WE MAY EXPERIENCE AN INTERRUPTION IN SALES UNTIL AN ALTERNATIVE SOURCE OF DISTRIBUTION CAN BE FOUND, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Up until the fourth quarter of 2002, we marketed our BOScom products through a US subsidiary (the BOS US division of PacInfoSystems). Currently, we market our products through one master distributor, Bosanova Inc. The sales of our products in the US market currently account for more than 50% of our sales. In the event that we encounter problems working with the master distributor, we may experience an interruption in sales until an alternative source of distribution can be found, which may have a material adverse effect on our business.

IN EARLY 2002 WE TRANSFORMED OUR CORPORATE STRUCTURE INTO A HOLDING COMPANY SPECIALIZING IN TECHNOLOGY. LATER IN 2002, WE DECIDED THAT WE WOULD FOCUS ON VOIP PRODUCTS, THE CORE BUSINESS OF ITS ISRAELI SUBSIDIARY, BOSCOM LTD. OUR STATUS AS A HOLDING COMPANY MAY PROVE BURDENSOME WHICH WOULD ADVERSELY AFFECT OUR LONG-TERM GROWTH, AND OUR DECISION TO CONCENTRATE ON OUR CORE BUSINESS MAY NOT PROVE PROFITABLE.

Our decision to operate as a holding company may increase costs and not prove profitable, and the focus on the VOIP products of our Israeli subsidiary, BOScom Ltd., has not yet proven to be successful. There can be no assurance that this focus on VOIP, rather than seeking a wide-range of technology investments, shall be successful and profitable in the future, and such focus may materially adversely affect our business condition and results of operations.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY, AND IF WE ARE UNABLE TO KEEP UP WITH OR AHEAD OF THE TECHNOLOGY OUR SALES COULD BE ADVERSELY AFFECTED. ADDITIONALLY, WE ARE FAIRLY NEW PLAYERS IN THE HIGHLY COMPETITIVE VOIP SECTOR, AND THERE ARE NO ASSURANCES THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE WITH THE MORE ESTABLISHED BUSINESSES IN THE SECTOR.

IBM sells competing products to our own, and can exercise significant customer influence and technology control in the IBM host connectivity market. We may experience increased competition in the future from IBM or other companies, which may adversely affect our ability to continue to market our products and services successfully.

We also compete against various companies that offer computer communications products based on other technologies that in certain circumstances can be competitive in price and performance to our products. There can be no assurance that these or other technologies will not capture a significant part of the existing or potential IBM midrange computer communications market.

The market for our products is also characterized by significant price competition. We may therefore face increasing pricing pressures. There can be no assurance that competitors will not develop features or functions similar to those of our products, or that we will be able to maintain a cost advantage or that new companies will not enter these markets. We believe, however, that our significant proprietary know-how and experience in emulation technology gives us long-term advantages.

The VOIP market is very competitive with large companies such as Cisco competing for the same market segment. There can be no assurance that we will be able to successfully penetrate the market or realize significant revenues from our line of products and become profitable.

Some of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical and marketing resources than ours. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products, than us.

IN LATE 2002 WE DECIDED TO WIND UP THE BUSINESS OF OUR SUBSIDIARY, PACIFIC INFORMATION SYSTEMS, INC. ("PACINFOSYSTEMS"), DUE TO ITS SEVERE FINANCIAL SITUATION. PACINFOSYSTEMS HAS ALREADY SETTLED WITH A MAJORITY OF ITS EXTERNAL CREDITORS.

In May 2002, we announced our intention to sell PacInfoSystems due to a change in our business strategy. PacInfoSystems was our wholly owned U.S. subsidiary that resold, installed and provided computer networking products to various business entities. Later, we decided to wind up PacInfoSystems instead of selling it due to its severe financial situation. As of this date, a settlement has been reached with a majority of PacInfoSystems' creditors, however, there can be no assurance that such a settlement will be reached with the remainder of the creditors, thus resulting in additional costs to us.

Furthermore, certain actions involving PacInfoSystems, if occurred before the end of 2003, may have triggered a tax event for Mr. Jacob Lee, who sold PacInfoSystems to us in 1998. In such event, we may be obligated, under the purchase agreement, to grant Mr. Lee a loan on a full recourse basis for certain tax payments Mr. Lee may be liable for, currently estimated at approximately $1.5 million. The purchase agreement provides that we are to receive a security interest in shares of our company that Mr. Lee holds at the time of the loan with a fair market value as of the date of the loan of at least 125% of the amount of the loan as security for the repayment of the loan. In addition, in the event we are required to loan such sum to Mr. Lee, we may also be required to reimburse Mr. Lee for certain interest on taxes that he may owe. It is possible that the windup of PacInfoSystems during 2002 and 2003 may have triggered such a tax event for Mr. Lee, which would result in an obligation by us to loan Mr. Lee such amount and to reimburse him for interest expenses incidental to the tax event. Such a loan and reimbursement may have a material adverse effect on our business condition and results of operations.

IF ACTUAL MARKET CONDITIONS PROVE LESS FAVORABLE THAN THOSE PROJECTED BY MANAGEMENT, ADDITIONAL INVENTORY WRITE-DOWNS MAY BE REQUIRED

Inventories may be written down for estimated obsolescence based upon assumptions about future demand and market conditions and could adversely affect our business condition and results of operations. As of December 31, 2003, inventory is presented net of $300,000 general provision for technological obsolescence and slow moving items (see also Note 5 to the Consolidated Financial Statements included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, incorporated by reference hereto).

OUR FUTURE LEVELS OF SALES AND PROFITABILITY ARE UNPREDICTABLE.

Our ability to maintain and improve future levels of sales and profitability depends on many factors. These factors include:

     o    the continued demand for our existing products;

     o    our ability to develop and sell new products to meet customer needs;

     o management's ability to control costs and successfully implement our business strategy; and

     o    our ability to manufacture and deliver products in a timely manner.

There can be no assurance that we will experience any growth in sales or profitability in the future or that the levels of historic sales or profitability experienced during previous years will continue in the future.

WE DEPEND ON CERTAIN KEY PRODUCTS FOR THE BULK OF OUR SALES AND IF SALES OF THESE PRODUCTS DECLINE, IT WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

Our IBM midrange related products account for most of our sales. We anticipate that our IBM midrange related products will continue to account for a significant portion of our sales and profitability. If sales of our IBM midrange products were to decline significantly for any reason, or the profit margins on such products were to decrease significantly for any reason (including in response to competitive pressures), our financial results would be adversely affected. Over the past few years there has been a continuous global decrease in sales and revenues from the connectivity solutions sector (also known as the legacy family products). Although our revenues in this sector have decreased as a result, in comparison to other players in this field, we have fared quite well, but there can be no assurance that we will continue to do so.

To reduce the risk of such a decline or decrease due to competitive pressures or technical obsolescence, we are continually seeking to reduce costs, upgrade and expand the features of our IBM related products, expand the applications for which the products can be used and increase marketing efforts to generate new sales.

Although we are developing and introducing new remote communications products and increasing our marketing efforts, there can be no assurance that the planned enhancements or the new developments will be commercially successful, or that we will be able to increase sales of our IBM midrange products.

IF WE ARE UNSUCCESSFUL IN DEVELOPING AND INTRODUCING NEW PRODUCTS, WE MAY BE UNABLE TO EXPAND OUR BUSINESS.

The market for some of our products is characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressure on existing products.

We established our subsidiary Lynk, which is now known as BOScom, for the purpose of developing, manufacturing and marketing new products for remote networking connectivity and VOIP. However, the VOIP market has been unstable and vulnerable over the past years, and competing in such a market may be a risky endeavor. The VOIP market has suffered from low image due to availability, reliability and quality problems. As such, there can be no assurance that we will realize significant revenues from products developed and introduced by BOScom.

Our ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products as well as additional applications for existing products, in each case on a timely basis, will be critical in our ability to grow and remain competitive. Although these products are related to, and even incorporate our existing products, there can be no assurance that we will be able to successfully develop and market any such new products. If we are unable to develop products that are competitive in technology and price and responsive to customer needs, for technological or other reasons, our business will be materially adversely affected.

WE DEPEND ON KEY PERSONNEL AND NEED TO BE ABLE TO RETAIN THEM AND OUR OTHER EMPLOYEES.

Our success depends, to a significant extent, on the continued active participation of our executive officers, other members of management and key technical and sales and marketing personnel. In addition, there is significant competition for employees with technical expertise in our industry. Our success will depend, in part, on:

     o our ability to retain the employees who have assisted in the development of our products;

     o our ability to attract and retain additional qualified personnel to provide technological depth and support to enhance existing products and develop new products; and

     o our ability to attract and retain highly skilled computer operating, marketing and financial personnel.

We cannot make assurances that we will be successful in attracting, integrating, motivating and retaining key personnel. If we are unable to retain our key personnel and attract additional qualified personnel as and when needed, our business may be adversely affected.

WE HAVE INDEMNIFICATION AGREEMENTS WITH OUR OFFICERS AND DIRECTORS, WHICH COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

We have agreements with our directors and senior officers which provide, subject to Israeli law, for us to indemnify these directors and senior officers for (a) monetary liability imposed upon them in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court, as a result of an act or omission of such person in his capacity as a director or officer of is, and (b) reasonable litigation expenses, including attorney's fees, incurred by such a director or officer or imposed on him by a court, in a proceeding brought against him by or on behalf of us or by a third party, or in a criminal action in which he was acquitted, or in a criminal action which does not require criminal intent in which he was convicted, in each case relating to acts or omissions of such person in his capacity as a director or officer of us. Such indemnification may materially adversely affect our financial condition.


WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION, AND AS A RESULT, OUR BUSINESS RESULTS MAY BE ADVERSELY AFFECTED.

Our goal is to grow significantly over the next few years. The management of our growth, if any, will require the continued expansion of our operational and financial control systems, as well as a significant increase in our manufacturing, testing, quality control, delivery and service capabilities. These factors could place a significant strain on our resources.

Our inability to meet our manufacturing and delivery commitments in a timely manner (as a result of unexpected increases in orders, for example) could result in losses of sales, our exposure to contractual penalties, costs or expenses, as well as damage to our reputation in the marketplace.

Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE LIMITED EXPERIENCE IN MAKING ACQUISITIONS.

We may wish to pursue the acquisition of businesses, products and technologies that are complementary to ours. However, to date, our management has had limited experience in making acquisitions. In June 1998, we acquired PacInfoSystems, which was based in Portland, Oregon, and in 2001 PacInfoSystems acquired Dean Technologies LLC ("Dean Tech"), which was based in Grapevine, Texas. Both businesses have since ceased operations. Acquisitions involve a number of other risks, including the difficulty of assimilating geographically diverse operations and personnel of the acquired businesses or activities and of maintaining uniform standards, controls, procedures and policies. There can be no assurance that we will not encounter these and other problems in connection with any acquisitions we may undertake. There can be no assurance that we will ultimately be effective in executing additional acquisitions. Any failure to effectively integrate future acquisitions could have an adverse effect on our business, operating results or financial condition.

THE MEASURES WE TAKE IN ORDER TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE EFFICIENT OR SUFFICIENT.

Our success is dependent upon our proprietary rights and technology. We currently rely on a combination of trade secret, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights and technology used in our products. Much of our proprietary information is not patentable. We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit the access to and the distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. We do not believe that our products and proprietary rights infringe upon the proprietary rights of others. However, there can be no assurance that any other party will not argue otherwise. The cost of responding and adequately protecting ourselves against any such assertion may be material, whether or not the assertion is valid. Further, the laws of certain countries in which we sell our products do not protect our intellectual property rights to the same extent as do the laws of the United States. Substantial unauthorized use of our products could have a material adverse effect on our business. We cannot make assurances that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

WE RELY ON CERTAIN KEY SUPPLIERS FOR THE SUPPLY OF COMPONENTS IN OUR PRODUCTS.

We purchase certain components and subassemblies used in our existing products from a single supplier or a limited number of suppliers. In the event that any of our suppliers or subcontractors become unable to fulfill our requirements in a timely manner, we may experience an interruption in production until an alternative source of supply can be obtained, although we are of the opinion that the level of inventory held by us would probably be sufficient to cover such a period.

FLUCTUATIONS IN OUR OPERATING RESULTS COULD RESULT IN LOWERED PRICES.

Our sales and profitability may vary in any given year, and from quarter to quarter, primarily depending on the number of products sold in the United States and in Europe. In order to maintain and increase sales to the United States and to Europe, we may find it necessary to decrease prices. We will need to offer competitive, low entry prices in order to enter into new markets with new products and to continue our penetration into the European market with our VOIP products.

WE HAVE LIMITED CAPITAL RESOURCES AND WE MAY ENCOUNTER DIFFICULTIES RAISING CAPITAL.

The continued expansion into the VOIP market will require additional resources and especially working capital. Our efforts to obtain a significant credit line from a financial institution have not been successful, and therefore we plan to raise additional capital and/or to enter into strategic alliances. However, the VOIP market has been unstable and vulnerable and we may encounter difficulties raising capital. If our efforts to raise capital do not succeed, our efforts to increase the business and to compete with our competitors may be seriously jeopardized, thus having a materially adverse effect on our business.

THERE CAN BE NO ASSURANCE THAT WE WILL NOT BE CLASSIFIED AS A PASSIVE FOREIGN INVESTMENT COMPANY (A "PFIC").

Based upon its current and projected income, assets and activities, we do not believe that at this time we are a passive foreign investment company (a "PFIC") for US federal income tax purposes, but there can be no assurance that we won't be classified as such in the future. Such classification may have grave tax consequences for US shareholders. One method of avoiding such tax consequences is by making a "qualified electing fund" election for the first taxable year in which we are a PFIC. However, such an election is conditioned upon our furnishing US shareholders annually with certain tax information. We do not presently prepare or provide such information, and such information may not be available to US shareholders if we are subsequently determined to be a PFIC.

WE HAVE SIGNIFICANT SALES WORLDWIDE AND COULD ENCOUNTER PROBLEMS IF CONDITIONS CHANGE IN THE PLACES WHERE WE MARKET OUR PRODUCTS.

We have sold and intend to continue to sell our products in markets through distributors in North America and Europe.

A number of risks are inherent in engaging in international transactions, including -

     o international sales and operations being limited or disrupted by longer sales and payment cycles,

     o    possible encountering of problems in collecting receivables,

     o    governmental controls, or export license requirements being imposed,

     o    political and economic instability in foreign countries,

     o    trade restrictions or changes in tariffs being imposed, and

     o    laws and legal issues concerning foreign countries.

If we should encounter such difficulties in conducting our international operations, it may adversely affect our business condition and results of operations.

AS PART OF A GLOBAL SLOWDOWN IN TECHNOLOGY MARKETS, TECHNOLOGY-FOCUSED CORPORATIONS HAVE SUFFERED AND AS A RESULT THEIR SHARES HAVE DECLINED IN VALUE.

Our company, like other technology companies, has been significantly impacted by the current market slowdown in the technology industry. Lately, the industry has been showing initial signs of recovery, however, there can be no assurance that the technology market will fully recover or that our operating results will not continue to suffer as a consequence.

INFLATION AND FOREIGN CURRENCY FLUCTUATIONS SIGNIFICANTLY IMPACT OUR BUSINESS RESULTS.

The vast majority of our sales are made in US Dollars and most of our expenses are in US Dollars and New Israel Shekels ("NIS"). The Dollar cost of our operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel over the rate of inflation in the United States is offset by the devaluation of the NIS in relation to the Dollar. Our Dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the Dollar or if the timing of such devaluations lags behind inflation rate increases in Israel.

IF WE ARE FORCED TO REPAY OUR SECURED CONVERTIBLE NOTE IN CASH, WE MAY NOT HAVE ENOUGH CASH TO FUND OUR OPERATIONS AND MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING.

Our secured convertible term note issued in June 2004, contains certain provisions and restrictions, which if violated, could result in the full principal amount together with interest and other amounts becoming immediately due and payable in cash. If such an event occurred and if the holder of such note demanded repayment, we might not have the cash resources to repay such indebtedness when due. The note is repayable in 33 monthly installments commencing on October 1, 2004, with principal payments which start at $20,000 and increase to $73,600. Subject to certain conditions, the monthly principal and interest payment on the note may be paid in cash or ordinary shares. If we make the payments on the note in cash rather than ordinary shares, it would reduce the amount of cash available to fund operations. Also, in connection with the issuance of the note, we agreed to certain restrictions upon incurring additional indebtedness. The existence of debt service obligations and the terms and anti-dilution provisions of the note may limit our ability to obtain additional financing on favorable terms, or at all.

IF THE INVESTOR IN OUR RECENT FINANCING CONVERTS OR EXERCISES ITS WARRANTS, OR IF WE ELECT TO PAY PRINCIPAL AND/OR INTEREST ON THE NOTE WITH OUR ORDINARY SHARES, OUR EXISTING STOCKHOLDERS WILL BE DILUTED. IN ADDITION, SALES OF SUBSTANTIAL AMOUNTS OF OUR ORDINARY SHARES COULD CAUSE THE MARKET PRICE TO GO DOWN.

To the extent that the note is converted and/or the warrants that were issued with the note are exercised, a significantly greater number of our ordinary shares will be outstanding and the interests of our existing shareholders will be diluted. If these additional shares are sold into the market, it could decrease the market price of our ordinary shares and encourage short sales although the purchaser of the note has agreed to not engage in short sales of our ordinary shares. Short sales and other hedging transactions could place further downward pressure on the price of our ordinary shares. We cannot predict whether or how many of our ordinary shares will become issuable as a result of these provisions. Additionally, we may elect to make payments of principal of and interest on the note in ordinary shares, which could result in increased downward pressure on our share price and further dilution to our existing shareholders.

RISKS RELATED TO OUR LOCATION IN ISRAEL


POLITICAL, ECONOMIC, AND SECURITY CONDITIONS IN ISRAEL AFFECT OUR OPERATIONS AND MAY LIMIT OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS OR PROVIDE OUR SERVICES.

We are incorporated under the laws of the State of Israel, where we also maintain our headquarters and our principal manufacturing, research and development facilities. Political, economic, security and military conditions in Israel directly influence us. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel. The future of the "peace process" with the Palestinians is uncertain and has deteriorated due to Palestinian violence. Furthermore, the threat of a large-scale attack by Palestinians on Israeli civilians and key infrastructure remains a constant fear. The past three years of renewed terrorist attacks by the Palestinians has severely affected the Israeli economy in many ways. In addition, several countries still restrict business with Israel and with companies doing business in Israel. We could be adversely affected by adverse developments in the "peace process" or by restrictive laws or policies directed towards Israel or Israeli businesses.

Generally, all nonexempt male adult citizens and permanent residents of Israel, including some of our officers and employees, are obligated to perform military reserve duty annually, and are subject to being called to active duty at any time under emergency circumstances. While we have operated effectively under these requirements since its incorporation, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our business may be adversely affected.

Additionally, in recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. Also, due to significant economic reforms proposed by the Israeli government, there have been several general strikes and work stoppages in 2003 and 2004, affecting all banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business. Following the passing of laws to implement economic measures, the Israeli trade unions have threatened further strikes or work stoppages, and these may have an adverse effect on the Israeli economy and our business.

IF THE ISRAELI GOVERNMENT PROGRAMS THAT WE BENEFIT FROM ARE REDUCED OR TERMINATED, OUR COSTS AND TAXES MAY INCREASE.

Under the Israeli Law for Encouragement of Capital Investments, 1959, facilities that meet certain conditions can apply for "Approved Enterprise" status. This status confers certain benefits including tax benefits. Our existing facilities have been designated as Approved Enterprises. If we attain taxable income in Israel, these tax benefits will help reduce our tax burden.

In addition, in order to maintain our eligibility for the grants and tax benefits we receive, we must continue to satisfy certain conditions, including making certain investments in fixed assets and operations and achieving certain levels of exports. If we fail to satisfy such conditions in the future, we could be required to refund tax benefits which may have been received with interest and linkage differences to the Israeli Consumer Price Index.

The law and regulations prescribing the benefits provide for an expiration date for the grant of new benefits. The expiration date has been extended several times in the past. The expiration date currently in effect is October 30, 2004 (which may be extended by ministerial decision until December 31, 2004), and no new benefits will be granted after that date unless the expiration date is again extended. There can be no assurance that new benefits will be available after June 30, 2004, or that existing benefits will be continued in the future at their current level or at any level. The Israeli Government authorities have indicated that the government may reduce or eliminate these benefits in the future. A termination or reduction of certain programs and tax benefits (particularly benefits available to us as a result of the Approved Enterprise status of our facilities and programs) or a requirement to refund the tax benefits already received, would have a material adverse effect on our business, operating results and financial condition.

Under the Law for the Encouragement of Industrial Research and Development, 1984 (the "Research Law"), research and development programs approved by a research committee appointed by the Israeli Government are eligible for grants in exchange for payment to the Government of royalties from the sale of products developed in accordance with the Program. Regulations issued under the Research Law generally provide for the payment of royalties to the Office of the Chief Scientist equal to 3.5% of sales of products developed as a result of a research project so funded until 100% of the dollar-linked grant is repaid. Royalties payable with respect to grants received under programs approved by the Office of Chief Scientist after January 1, 1999, are subject to interest on the U.S. dollar-linked value of the total grants received at the annual rate of LIBOR applicable to U.S. dollar deposits on the date the grants were received.

The Research Law requires that the manufacture of any product developed as a result of research and development funded by the Israeli Government take place in Israel. It also provides that know-how from the research may not be transferred to third parties without the approval of the Israeli Office of the Chief Scientist in the Ministry of Industry, Trade & Labor.

THE ANTI-TAKEOVER EFFECTS OF ISRAELI LAWS MAY DELAY OR DETER A CHANGE OF
CONTROL.

Under the Israeli Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. Shares held by a party to the merger and certain of its affiliates are not counted toward the required approval. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. A merger may not be approved if the surviving company will not be able to satisfy its obligations. At the request of a creditor, a court may block a merger on this ground. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and 70 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer, if as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting power at general meetings, and no other shareholder owns a 25% stake in us. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 45% or more of the voting power at general meetings, unless someone else already holds a majority of the voting power. These rules do not apply if the acquisition is made by way of a merger.

The Israeli Companies Law provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder holds more than 90% of the outstanding shares. Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law.

These laws may have the effect of delaying or deterring a change in control of us, thereby limiting the opportunity for shareholders to receive a premium for their shares and possible affecting the price that some investors are willing to pay for our securities.


ALL OF OUR DIRECTORS AND OFFICERS ARE NON-U.S. RESIDENTS AND ENFORCEABILITY OF CIVIL LIABILITIES AGAINST THEM IS UNCERTAIN.

All of our directors and officers reside outside of the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, because the majority of our assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

RISKS RELATED TO OUR ORDINARY SHARES

OUR SHARE PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SHAREHOLDERS

The market price of our ordinary shares has been and may continue to be highly volatile and subject to wide fluctuations. Since June 2003 through June 2004, the price of our ordinary shares has ranged from $ 1.61 to $5.75 per share. We believe that these fluctuations have been in response to a number of factors including the following, some of which are beyond our control:

     o    actual or anticipated variations in our quarterly operating results;

     o announcements of technological innovations or new products or services or new pricing practices by us or our competitors;

     o    increased market share penetration by our competitors;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel; and

     o    sales of additional ordinary shares.

In addition, the stock market in general, and stocks of technology companies in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our ordinary shares, regardless of our actual operating performance.

OUR SHARES MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET FOR FAILURE TO MEET NASDAQ'S REQUIREMENTS.

In late 2002 and early 2003 we received notice from the Nasdaq Stock Market that our ordinary shares were subject to delisting from the Nasdaq National Market for failure to meet Nasdaq's minimum bid price and shareholders' equity requirements ($10 million) for continued listing on the National Market. As a result of the hearing requested by us and supplemental information presented by us to the Nasdaq Listing Qualifications Panel, the Panel determined to continue the listing of our securities on the Nasdaq National Market pursuant to a detailed exception to the Nasdaq National Market Rules, and we successfully met all the conditions set forth in the exception.

On August 30, 2004, we received notice from the Nasdaq Stock Market that our ordinary shares are subject to delisting from the Nasdaq National Market for failure to meet Nasdaq's minimum market value of publicly held shares requirement ($5 million) for continued listing on the National Market. We have a 90 day period during which we can regain compliance with this requirement. There can be no assurance that we will be able to meet this or other Nasdaq requirements to maintain our Nasdaq National Market listing, in which case we will need to apply for a transfer of our ordinary shares to the Nasdaq Small Cap Market.

                           FORWARD-LOOKING STATEMENTS


This prospectus contains forward-looking statements that are intended to be, and are hereby identified as, forward looking statements for the purposes of the safe harbor provisions of the Private Securities Reform Act of 1995. These statements address, among other things: our strategy; the anticipated development of our products; our anticipated use of proceeds; our projected capital expenditures and liquidity; our development of additional revenue sources; our development and expansion of relationships; the market acceptance of our products; and our technological advancement. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed below and elsewhere in this prospectus. You should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

     We urge you to consider that statements which use the terms "believe", "do not believe", "expect", "plan", "intend", "estimate", "anticipate", "projections", "forecast" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except as required by applicable law, including the federal securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

     Market data and forecasts used in this prospectus have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.


                                 USE OF PROCEEDS

     All of the proceeds from the sale of the ordinary shares offered under this prospectus are for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sales of these shares other than the exercise price payable to us upon the exercise of warrants held by one of the selling shareholders.


                              SELLING SHAREHOLDERS

The table sets forth below certain information concerning the number of ordinary shares owned by the selling shareholders as of July 1, 2004, and the number of ordinary shares that may be offered from time to time by the selling shareholders under this prospectus. Because the selling shareholders may offer all or some portion of the ordinary, BOS has assumed for the purposes of the table below that the selling shareholders will sell all of the ordinary shares they have acquired from us.



                            SHARES OWNED OR UNDERLYING
                              CONVERTIBLE SECURITIES     SHARES BEING    SHARES BENEFICIALLY OWNED
                                PRIOR TO OFFERING          OFFERED          AFTER THE OFFERING
                          ----------------------------     -------        -----------------------
                          Number              Percent                     Number          Percent
                          -------              -------                    ------          -------
LAURUS MASTER FUND,       833,085(2)          16.65%(3)    833,085             0             0%
LTD. (1)
825 Third Avenue,
14th Floor
New York, NY 10022
HILLSWOOD HOLDINGS
LTD. (4)
PO Box 3136, Akara
Building, Suite 8,        310,119              7.44%(3)    267,857        42,262          1.01%(3)
Wickams Cay 1, Road
Town
Tortola, BVI
VAMOS INC. (5)
c/o GISE
37 G. Sisini Street
Athens 115 28              89,286              2.14%        89,286             0             0%
Greece


----------

(1) Laurus Capital Management, LLC is the investment manager of Laurus Master Fund Ltd., and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed a control person of the ordinary shares owned by Laurus Master Fund Ltd. Messrs. David Grin and Eugene Grin are the managing members of Laurus Capital Management, LLC and as such share sole voting and investment control over the ordinary shares owned by Laurus Master Fund Ltd., and each disclaims beneficial ownership of such shares.


(2) Number of shares represents the maximum number of shares receivable by Laurus Master Fund, Ltd. ("Laurus") upon conversion of the full amount of the convertible note (including applicable interest) and full exercise of the warrants into ordinary shares. However, the terms of the convertible note and the warrants expressly limit the number of shares that Laurus can convert, and beneficially own at any one time pursuant to such conversions or exercises (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) to 4.99% of the total outstanding ordinary shares , provided that Laurus has the right to waive this limitation upon at least 75 days prior written notice to us.


(3) Calculated based upon 4,167,509 ordinary shares outstanding as of June 30, 2004.

(4) Hillswood Holdings Ltd. is indirectly owned by a trust whose principal beneficiary is Mr. Robert Haggiag. By virtue of such relationship, Mr. Haggiag may be deemed to have sole dispositive power over the shares owned by Hillswood Holdings Ltd.

(5) Vamos Inc. is controlled by Messrs. Minos A. Zombanakis and Costi Zombanakis, who by virtue of such relationship may be deemed to share sole dispositive power over the shares owned by Vamos Inc.



                              PLAN OF DISTRIBUTION


The selling shareholders and any of their pledgees, donees, assignees, transferees, and successors in interest, may sell any or all of their securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

     o block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases, which may include long sales or short sales effected after the effective date of the prospectus of which this registration statement is part;

     o    privately negotiated transactions;

     o "at the market" or through market makers or into an existing market for the shares;

     o through the writing or settlement of options or other hedging transactions on the securities, whether through an options exchange or otherwise;

     o through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

     o one or more underwritten offerings on a firm commitment or best efforts basis;

     o    any combination of any of these methods of sale; and

     o    any other method permitted pursuant to applicable law.

A selling shareholder may also transfer the securities by gift. We do not know of any arrangements by any of the selling shareholders for the sale of any of the securities.

A selling shareholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of the selling shareholder. Broker-dealers may agree with the selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. A selling shareholder may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, a selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of the selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for a selling shareholder's securities will otherwise remain unchanged.

To the extent required under the Securities Act, the aggregate amount of the selling shareholder's securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling shareholder and/or purchasers of selling shareholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers.

The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of ordinary shares by the selling shareholders. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase our ordinary shares while such selling shareholders are distributing ordinary shares covered by this prospectus. The selling shareholders are not permitted to cover short sales by purchasing ordinary shares while the distribution is taking place. Furthermore, Regulation M provides for restrictions on market-making activities by persons engaged in the distribution of the ordinary shares.

A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

We have agreed to indemnify in certain circumstances the selling shareholders of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act.

We have agreed to pay certain fees and expenses in connection with this offering, not including any selling commissions. We will not receive any proceeds from sales of any securities by the selling shareholder.

We cannot assure you that the selling shareholder will sell all or any of the securities offered for sale under this prospectus.


                             VALIDITY OF SECURITIES

     The validity of the ordinary shares, including the ordinary shares issuable upon exercise of the warrants, will be passed upon for us by Amit, Pollak, Matalon & Ben-Naftali, Erez & Co. our Israeli counsel.


                                     EXPERTS

     Our consolidated financial statements, included in our Annual Report on Form 20-F for the year ended December 31, 2003, have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm and a member of Ernst & Young Global as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

     The value attributed to our holdings in Surf Communication System Ltd., was supported by an external valuation prepared by Vega Consultants Ltd.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

     The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

     As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in
Section 16 of the Exchange Act and related Exchange Act rules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

     (a) Our annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on June 17, 2004 (SEC File No. 001-14184);

     (b) The description of our ordinary shares contained in our registration statement on form 8-A filed with the SEC on April 1, 1996;

     (c) Our current reports on Form 6-K filed with the SEC on August 5, 2004, on August 23, 2004 (to the extent designated therein) and on September 1, 2004.


     In addition, all subsequent annual reports on Form 20-F filed prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

     As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

     We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

         B.O.S. Better Online Solutions Ltd.
         Beit Rabin, 100 BOS Road
         Teradyon Industrial Park,
         Misgav 20179, Israel
         Tel.:      (+972) 4-990-7500
         Fax:       (+972) 4-999-0334
         Attn.:     Nehemia Kaufman, CFO

                       ENFORCEABILITY OF CIVIL LIABILITIES


     We have been informed by our legal counsel in Israel, Amit, Pollak, Matalon & Ben-Naftali, Erez & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

     o    the judgment is enforceable in the state in which it was given;

     o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

     o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

     o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.


     We have appointed Corporation Service Company as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                        BOS BETTER ONLINE SOLUTIONS LTD.

                         UP TO 1,190,228 ORDINARY SHARES

--------------------------------------------------------------------------------
                                   PROSPECTUS

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Consistent with the provisions of the Israeli Companies Law, 1999 (the "Companies Law"), the amended Articles of Association of the Registrant (the "Articles") include provisions permitting the Registrant to procure insurance coverage for its "office holders", exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An "office holder" is defined in the Companies Law and the Articles as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title.

     INSURANCE

     Under the Companies Law, a company may obtain insurance for any of its office holders for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company's interests; or (iii) a financial liability imposed upon him in favor of another person concerning an act preformed by him in his capacity as an office holder.

     We have obtained directors' and officers' liability insurance covering our officers and directors and those of our subsidiaries.

     INDEMNIFICATION

     The Companies Law provides that a company may indemnify an officer holder against: (i) a financial liability imposed on him in favor of another person by any judgment concerning an act preformed in his capacity as an office holder; and (ii) reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court relating to an act preformed in his capacity as an office holder in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person; (b) a criminal charge from which he was acquitted; or (c) a criminal charge in which he was convicted for a criminal offence that does not require proof of criminal intent. The Articles of the Registrant authorize the Registrant to indemnify its office holders to the fullest extent permitted under the law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder, provided that the undertaking is: (a) limited to the categories of events which the board of directors determines that can be anticipated; and (b) limited in amount determined by the board of directors to be reasonable for the circumstances.

We have entered into indemnification agreements with directors and some officers providing for indemnification under certain circumstances for acts and omissions which may not be covered (or not be covered in full) by any directors' and officers' liability insurance. Such indemnification agreement appears in our Current Report on Form 6-K as filed with the Securities and Exchange Commission on January 17, 2003.


     EXEMPTION

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care. The Articles authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by law. Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of fidelity (however, the Registrant may insure such breach if the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Registrant); (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly; (c) any act of omission done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

                                ITEM 9. EXHIBITS


EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
4.2*           Form of share certificate.

5.1**           Opinion of Amit, Pollak, Matalon & Ben-Naftali, Erez & Co. Israeli counsel for B.O.S Better
                Online Solutions Ltd., as to the validity of the ordinary shares.

10.1***         Share Purchase Agreement, dated as of February 23, 2003, and Option Agreement and
                Registration Rights Agreement, dated as of March 30, 2003, by and between Catalyst
                Investments L.P. and the Registrant.

10.2***         Share Purchase Agreement and Registration Rights Agreement, dated as of December 14, 2003, by and among Hillswood Holdings Limited,  Vamos Inc. and the Registrant.

10.3***         Securities Purchase Agreement, dated as of June 10, 2004, by and between Laurus Master Fund
                Ltd. and the Registrant.

23.1**          Consent of Amit, Pollak, Matalon & Ben-Naftali, Erez & Co. (included in Exhibit 5.1).

23.2**          Consent of Kost Forer Gabbay & Kasierer, a Member Firm of Ernst & Young Global.

23.3****        Consent of Vega Consultants Ltd.

24.1**          Power of Attorney (included on signature page).

99.1            Secured Convertible Term Note, incorporated by reference to Exhibit 4.6 of the Company's Form
                20-F filed on June 17, 2004.

99.2            Ordinary Shares Purchase Warrant, incorporated by reference to Exhibit 4.6 of the Company's
                Form 20-F filed on June 17, 2004.


-------------

* Previously filed with the SEC on November 24, 2003 as Exhibit 4.1 to the Company's Registration Statement on Form S-8, SEC File Number 333-110696, and incorporated herein by reference.

**   Previously filed

*** Previously filed as an exhibit to the Registrant's annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on June 17, 2004 (SEC File No. 001-14184), and incorporated herein by reference.

**** Filed herewith.

                              ITEM 10. UNDERTAKINGS


(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 8. Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Misgav, in the State of Israel, on September 13, 2004.

                                      B.O.S. BETTER ONLINE SOLUTIONS LTD.
                              --------------------------------------------------

                         BY:  /s/ Adiv Baruch            /s/ Nehemia Kaufman
                              ---------------------      -----------------------
                       NAME:  Adiv Baruch                Nehemia Kaufman

                      TITLE:  President and Chief        Chief Financial Officer
                              Executive Officer




Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



           SIGNATURE                                         TITLE                                      DATE
           ---------                                         -----                                      ----
               *                              Chairman of the Board of Directors                 September 13, 2004
---------------------------------
Mr. Edouard Cukierman



               *                           President and Chief Executive Officer of              September 13, 2004
---------------------------------                   the Board of Directors
        Mr. Adiv Baruch                          (Principal Executive Officer)



               *                                    Chief Financial Officer                      September 13, 2004
---------------------------------        (Principal Financial and Accounting Officer)
      Mr. Nehemia Kaufman



               *                                           Director                              September 13, 2004
---------------------------------
         Mr. Israel Gal



               *                                           Director                              September 13, 2004
---------------------------------
        Mr. Yair Shamir




               *                                           Director                              September 13, 2004
---------------------------------
        Mr. Ronen Zavlik



               *                                           Director                              September 13, 2004
---------------------------------
   Mr. Andrea Mandel-Mantello

               *                                           Director                              September 13, 2004
---------------------------------
       Mr. Avishai Gluck




               *                                           Director                              September 13, 2004
---------------------------------
         Dr. Yael Ilan



               *                                           Director                              September 13, 2004
---------------------------------
        Prof. Adi Raveh



AUTHORIZED REPRESENTATIVE IN THE U.S.:
Corporation Service Company

BY:      *
----------------------
NAME: David Nickelson

TITLE: Assistant Secretary

DATE: September 13, 2004

*BY /s/ ADIV BARUCH
-------------------
(ATTORNEY-IN-FACT)

                                     CONSENT


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related prospectus of BOS Better Online Solutions Ltd. for the registration of up to 1,190,228 of its ordinary shares.


                                                       /s/ Vega Consultants Ltd.
                                                       -------------------------
                                                       VEGA CONSULTANTS LTD.





Tel Aviv, Israel
September 5, 2004